EXHIBIT 99

FOR:	FOG CUTTER CAPITAL GROUP INC.

CONTACT:	Fog Cutter Capital Group Inc.
	(503) 721-6500	Andrew A. Wiederhorn, Chairman and CEO
	(503) 721-6500	R. Scott Stevenson, Chief Financial Officer

For Immediate Release

FOG CUTTER CAPITAL GROUP INC. REPORTS THIRD QUARTER 2008 OPERATING RESULTS

PORTLAND, Ore. — November 14, 2008 – Fog Cutter Capital Group Inc. (OTCBB: FCCG.OB) reported a net loss of $4.4 million or $0.55 per share for the three months ended September 30, 2008, compared to net income of $65,000 or $0.01 per share for the third quarter of 2007.  The Company reported a net loss of $9.2 million or $1.15 per share for the nine months ended September 30, 2008, compared to a net loss of $7.0 million or $0.88 per share for the same period of 2007.

The Company’s Fatburger restaurant business segment continues to operate in a growth stage, which the Company anticipates will yield long term value.  To date during 2008, Fatburger has opened nine new franchise locations, one new company owned location in Hong Kong and acquired ownership of three existing franchise restaurants.  The Company and its franchisees anticipate additional expansion in the next six to twelve months in Florida, Maryland / DC, Illinois, Pennsylvania, Nevada, Canada, Connecticut, California, Michigan, Nebraska, Washington, Saudi Arabia, Kuwait, Indonesia, Dubai and Hong Kong.  The Company anticipates that approximately 6 new domestic and international restaurant locations will be opened during the remainder of 2008 and is projecting the opening of an additional 20 to 30 new domestic and international restaurants in 2009.  The Company and its franchisees continue to evaluate the challenging credit and capital markets in an effort to obtain financing under reasonable terms to facilitate this expansion.

Fatburger Operations

Fatburger, “The Last Great Hamburger Stand”®, opened its first restaurant in Los Angeles in 1952.  There are currently 93 Fatburger restaurants located in 13 states, Canada, Hong Kong and Macao.  Fatburger specializes in fresh, made to order hamburgers and other specialty sandwiches.  French fries, homemade onion rings, hand-scooped ice cream shakes and soft drinks round out the menu.  Franchisees currently own and operate 55 of the Fatburger locations.

For the nine months ended September 30, 2008, company-owned restaurant sales increased 7.2% to $23.6 million from $22.0 million for the same period in 2007.  For the three months ended September 30, 2008, company-owned restaurant sales increased 8.3% to $7.8 million from $7.2 million for the same period in 2007.  This increase was primarily the result of the addition of four company-owned restaurants in the latter part of 2007 and two more stores in the first quarter of 2008.  Same store sales for company-owned restaurants open during all of 2007 decreased 3.6% for the first nine months of 2008 but increased 1.4% in the third quarter compared to the same periods in 2007.

Franchise royalty revenue increased to $1.7 million for the first nine months of 2008 compared to $1.6 million for the same period in 2007 and increased to $0.6 million for the three months ended September 30, 2008 compared to $0.5 million for the same period in 2007.  This increase was primarily the result of new franchise locations being opened in 2008. Same store sales for franchisees decreased 3.8% for the first nine months of 2008, however, the decrease in comparable store sales had decreased to 1.3% in the third quarter.

System-wide same store sales decreased 3.7% during the first nine months of 2008 compared to the same period in 2007, but only decreased 0.1% in the third quarter of 2008.  In order to improve overall operations, two underperforming franchise locations and six company-owned locations have been closed in 2008.

Other Operations

In addition to restaurant operations through Fatburger, the Company currently conducts operations in two other business segments: (1) manufacturing activities conducted through its DAC International subsidiary; and (2) real estate operations.  The Company is continuing its strategy to dispose of its non-core businesses in order to focus on the Fatburger expansion

Manufacturing Operations

The Company’s manufacturing activities are conducted through DAC International, a supplier of computer controlled lathes and milling machinery for the production of eyeglass, contact, and intraocular lenses.  During the first nine months of 2008, DAC recorded total sales of $8.8 million and had an additional order backlog at September 30, 2008 of $5.4 million.

Real Estate Operations

As of September 30, 2008 the Company owned an apartment building through an equity participating loan to a special purpose Spanish corporation.  The property consists of 8 residential and 2 commercial units located in Barcelona, Spain.  The Company is holding the building for sale.  During the quarter ended September 30, 2008 the Company sold a similar building in Spain for cash proceeds of approximately $4.5 million.  Approximately $3.2 million of the proceeds were used to partially repay two outstanding notes payable.

Forward Looking Statements

Certain statements contained herein and certain statements contained in future filings by the Company with the SEC may not be based on historical facts and are “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-Looking Statements are based on various assumptions and events (some of which are beyond the Company’s control) and may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Actual results could differ materially from those set forth in Forward-Looking Statements due to a variety of factors, including, but not limited to the Risk Factors identified herein and the following:

•      economic factors, particularly in the market areas in which the Company operates;

•      the financial and securities markets and the availability of and costs associated with sources of liquidity;

•      competitive products and pricing;

•      the real estate market, including the residential real estate market in Barcelona, Spain;

•      the ability to sell assets to maintain liquidity;

•      fiscal and monetary policies of the U.S. Government;

•      changes in prevailing interest rates;

•      changes in currency exchange rates;

•      acquisitions and the integration of acquired businesses;

•      performance of retail/consumer markets, including consumer preferences and concerns about diet;

•      effective expansion of the Company’s restaurants in new and existing markets;

•      profitability and success of franchisee restaurants;

•      availability of quality real estate locations for restaurant expansion;

•      the market for Centrisoft’s software products;

•      credit risk management; and

•      asset/liability management

Except as may be required by law, the Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any Forward-Looking Statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  The following financial results should be read in conjunction with the Form 10-Q filed with the Securities and Exchange Commission on November 14, 2008.

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

 (dollars in thousands, except share data)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$911	$1,131
Accounts receivable	1,838	1,479
Notes receivable, current portion	20	566
Loans to senior executives	—	1,147
Inventories	3,977	2,505
Investments in real estate, held for sale, net	2,287	19,658
Current assets held for sale	—	86
Other current assets	511	528
Total current assets	9,544	27,100

Notes receivable	34	46
Property, plant and equipment, net	8,735	10,184
Intangible assets, net	4,615	4,756
Goodwill	8,528	8,528
Other assets held for sale	—	2,147
Other assets	1,657	1,008
Total assets	$33,113	$53,769

Liabilities and Stockholders’ Equity (Deficit)
Liabilities:
Accounts payable and accrued liabilities	$17,732	$12,645
Current liabilities associated with assets held for sale	—	2,565
Obligations under capital leases on real estate held for sale	—	9,994
Borrowings and notes payable, current portion	9,566	12,256
Obligations under capital leases, current portion	396	141
Total current liabilities	27,694	37,601

Borrowings and notes payable	4,743	6,355
Obligations under capital leases	1,629	1,929
Deferred income	4,562	5,187
Total liabilities	38,628	51,072

Commitments and contingencies
Minority interests in consolidated subsidiaries	777	701

Stockholders’ Equity (Deficit):
Preferred stock, $.0001 par value; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 11,757,073 shares issued as of September 30, 2008 and December 31, 2007; 7,954,928 shares outstanding as of September 30, 2008 and December 31, 2007	171,851	170,956
Accumulated deficit	(166,132)	(156,949)
Treasury stock, 3,802,145 common shares as of September 30, 2008 and December 31, 2007, at cost	(12,011)	(12,011)
Total stockholders’ equity (deficit)	(6,292)	1,996
Total liabilities and stockholders’ equity (deficit)	$33,113	$53,769

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(dollars in thousands, except share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue:
Restaurant and manufacturing sales	$11,292	$10,166	$32,473	$29,756
Restaurant franchise and royalty fees	1,309	599	2,613	1,706
Total revenue	12,601	10,765	35,086	31,462

Operating costs and expenses:
Restaurant and manufacturing cost of sales	6,736	5,717	19,281	17,019
Engineering and development	285	256	865	724
Depreciation and amortization	502	437	1,508	1,353
Total operating costs and expenses	7,523	6,410	21,654	19,096

General and administrative expenses:
Compensation and employee benefits	2,520	2,401	9,067	9,705
Professional fees	668	743	2,378	2,265
Other	3,664	3,696	11,719	11,477
Total general and administrative expenses	6,852	6,840	23,164	23,447

Non-operating income (expense):
Interest income	30	93	101	133
Interest expense	(646)	(402)	(1,505)	(1,093)
Other income (expense), net	(1,760)	(1,244)	(1,780)	(1,093)
Total non-operating income (expense)	(2,376)	(1,553)	(3,184)	(2,053)

Loss before provision for income taxes, minority interests, and equity in income of equity investees	(4,150)	(4,038)	(12,916)	(13,134)

Minority interest in (earnings) losses	(214)	193	(10)	677
Equity in income of equity investee	—	—	218	—
Income tax benefit	—	4,385	52	4,385

Income (loss) from continuing operations	(4,364)	540	(12,656)	(8,072)

Income (loss) from discontinued operations (including gain on sale of $4,217 in 2008 and $2,492 in 2007)	—	(475)	3,473	1,081

Net income (loss)	$(4,364)	$65	$(9,183)	$(6,991)

Basic earnings (loss) per share from continuing operations	$(0.55)	$0.07	$(1.59)	$(1.01)
Basic earnings (loss) per share from discontinued operations	$—	$(0.06)	$0.44	$0.13
Basic earnings (loss) per share	$(0.55)	$0.01	$(1.15)	$(0.88)
Basic weighted average shares outstanding	7,954,928	7,957,428	7,954,928	7,957,428

Dividends declared per share	$—	$—	$—	$—